FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ANNOUNCES
RESIGNATION OF NEAL GOLDBERG

Secaucus, New Jersey - December 20, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that Neal Goldberg, President of The Children’s Place brand, has resigned from his position to pursue another business opportunity. Mr. Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., will directly oversee the responsibilities and management team of The Children’s Place brand until a permanent replacement for Mr. Goldberg is named.

“We thank Neal for his service and contribution to our Company over the past four years and wish him well in his future endeavors. We have a deep and talented team of managers and associates running The Children’s Place and I have confidence in their ability to achieve our goals for the brand. In addition, the team will be working closely with me on operational initiatives as we strive to maximize the Company’s long-term potential,” said Chuck Crovitz, Interim Chief Executive Officer of The Children's Place Retail Stores, Inc.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of December 1, 2007, the Company owned and operated 911 The Children’s Place stores and 330 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the restatement of the Company's historical financial information, the Company’s historical stock option granting practices and other historical practices identified as material weaknesses as described in the Company’s filings on December 5, 2007, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the delays in scheduling of the Company’s 2007 shareholder meeting, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
Investors: Jane Singer, Investor Relations, 201/453-6955
Media: Cara O’Brien/Leigh Parrish, FD, 212/850-5600
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